105 Leader Heights Road • York, PA 17403 • 717.747.1519 • Fax 717.747.0490 • www.peoplesbanknet.com

Exhibit 99.1

Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend and Announces Share

Repurchase Program

FOR IMMEDIATE RELEASE -- York, Pennsylvania -January 11, 2023

On January 10, 2023, the Board of Directors of Codorus Valley Bancorp, Inc. (the “Corporation”) (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.16 per common share, payable on February 14, 2023, to shareholders of record at the close of business on January 24, 2023. This represents a $0.01 per common share increase from the quarterly cash dividend paid in the prior four quarters.

The Corporation also announced that its Board approved the repurchase of up to $5 million in aggregate value of the Corporation’s common stock from time to time in open market or privately negotiated transactions (“2023 Stock Repurchase Program”). The Board authorization will continue until the earlier of (i) an aggregate of $5 million of common stock has been repurchased, (ii) December 31, 2023, or (iii) until the Stock Repurchase Program has otherwise been suspended or terminated by the Board, in its sole discretion. Shares of common stock repurchased pursuant to the 2023 Stock Repurchase Program will be held as treasury shares available for use and reissuance for corporate purposes, as and when determined by the Board including, without limitation, pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan and its equity compensation program.

With assets of over $2 billion, PeoplesBank, A Codorus Valley Company, is a wholly owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Craig L. Kauffman, President/CEO	Larry D. Pickett, Treasurer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com